Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this annual report on Form 10-K of our report dated September 12, 2013, relating to the consolidated statements of operations, changes in net assets, and cash flows for the year ended June 30, 2013 of Full Circle Capital Corporation appearing in the annual report.

We also consent to the reference to us under the headings, “Selected Financial Data”, in such annual report.

/s/ Rothstein Kass

Roseland, New Jersey
September 14, 2015